Exhibit 4.4


                             DATED 27 September 2001
                      ------------------------------------

                             (1) Publicis Groupe SA

                                     - and -

                      (2) Cordiant Communications Group plc

                                     - and -

                             (3) Mediavista Limited

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                             JOINT VENTURE AGREEMENT
                                   RELATING TO
                               MEDIAVISTA LIMITED
                       ------------------------------------

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                                TABLE OF CONTENTS

ClauseHeadings                                                              Page

1.    DEFINITIONS AND INTERPRETATION..........................................2

1.1   Definitions.............................................................2
1.2   Interpretation..........................................................7

2.    TRANSFER OF Z SHARES AND OHL SHARES TO THE COMPANY,
SUBSCRIPTION OF A SHARES AND TRANSFER OF O GERMAN SHARES
TO OHL8

2.1   Transfer of Z B Shares to the Company by P..............................8
2.2   Transfer of Z A Shares to the Company by C..............................8
2.3   Further subscription of shares in the Company by P......................8
2.4   Buy-back of deferred shares.............................................8
2.5   Transfer of OHL Shares to the Company...................................8
2.6   Transfer of O German Shares to OHL......................................8
2.7   Allotment, Issue and Transfer of Shares.................................9

3.    COMPLETION..............................................................9

3.1   Arrangements for Completion.............................................9
3.2   Further Obligations at Completion......................................10

4.    THE BUSINESS...........................................................10

4.1   Nature of Business.....................................................10
4.2   Relationship with Shareholders.........................................10
4.3   Undertakings with regard to conduct of Business........................10
4.4   Undertakings with regard to the O German Companies.....................11

5.    GENERAL UNDERTAKINGS...................................................11

5.1   Undertakings of the Company............................................11
5.2   Undertakings and agreement of the Shareholders.........................12
5.3   Undertakings of all parties............................................15

6.    ANNUAL ACCOUNTS........................................................18

7.    DIVIDENDS..............................................................18

7.1   Intention as regards dividends.........................................18
7.2   Policy.................................................................18
7.3   Recommendation, Declaration and Payment................................19
7.4   Interim Dividend of Z..................................................19

8.    ADMISSION..............................................................19

8.1   Intention to seek Admission............................................19
8.2   First Put Option.......................................................20
8.3   First Call Option......................................................22
8.4   Provisions relating to First Put Option and to First Call Option.......23

9.    SECOND CALL OPTION, SECOND PUT OPTION AND THIRD PUT OPTION.............23

9.1   Grant of Second Call Option............................................23
9.2   Grant of Second and Third Put Options..................................24
9.3   Provisions relating to the Second Put Option and to Third Put Option...24

10.   OPTION STATEMENT.......................................................25

11.   PROTECTION OF THE BUSINESS.............................................26

11.1  Definitions............................................................26
11.2  Restrictions...........................................................26
11.3  Restrictions Separate..................................................27
11.4  Exclusions.............................................................27

12.   REPRESENTATIONS AND WARRANTIES.........................................27

12.1  General................................................................28
12.2  Relating to the Company................................................28
12.3  Relating to OHL........................................................28

13.   TERMINATION............................................................28

13.1  Full Termination.......................................................28
13.2  Consequences of Termination............................................29

14.   COSTS AND EXPENSES.....................................................29

15.   CONFIDENTIALITY AND ANNOUNCEMENTS......................................29

15.1  General Restrictions...................................................29
15.2  Exceptions.............................................................30

16.   DISPUTE RESOLUTION.....................................................30

17.   GROUP RELIEF...........................................................30

18.   CONDUCT OF TAX AFFAIRS.................................................32

19.   MISCELLANEOUS PROVISIONS...............................................32

19.1  No Partnership.........................................................32
19.2  Assignment.............................................................32
19.3  Waiver.................................................................32
19.4  Entire Agreement.......................................................32
19.5  Notices................................................................33
19.6  Counterparts...........................................................34
19.7  Variations.............................................................34
19.8  Options................................................................34
19.9  Franchises.............................................................34

20.   GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS.....................34

20.1  English Law............................................................34
20.2  Jurisdiction...........................................................34
20.3  Waiver.................................................................34
20.4  Other jurisdictions....................................................34
20.5  Service of documents...................................................35


SCHEDULE 1 Shareholders......................................................36

SCHEDULE 2 The Company.......................................................37

SCHEDULE 3 The O Business....................................................39

SCHEDULE 4 Form of Deed of Accession.........................................41

SCHEDULE 5 NEW ARTICLES......................................................45

SCHEDULE 5 NEW ARTICLES......................................................46

SCHEDULE 6 Dispute resolution................................................47

SCHEDULE 7 FRANCHISE AGREEMENTS..............................................50

AGREED DRAFTS

Agreed Draft A New Media Services Agreement
Agreed Draft B First Termination Letter
Agreed Draft C Tax Indemnity
Agreed Draft D Second Termination Letter

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THIS AGREEMENT is made on 27 September 2001

BETWEEN:

1. The companies each of whose name, country of incorporation, registered number and registered office is set out in Schedule 1 (each of those parties whilst bound by this Agreement a "Shareholder" and together whilst bound by this Agreement the "Shareholders"); and

2. Mediavista Limited (registered number 4244479) and whose registered office is at 82 Baker Street, W1U 6AE, London (the "Company").

WHEREAS:

(A) Z is a company incorporated in England under the Companies Act 1985 and has an authorised share capital of (pound)23,100,004 ordinary shares of (pound)1 each divided into 11,550,002 A ordinary shares of (pound)1 each and 11,550,002 B ordinary shares of (pound)1 each of which 23,100,004 shares have been issued credited as fully paid;

(B) Saatchi & Saatchi Holdings Limited, a wholly owned subsidiary of P, is the holder of 11,550,002 Z Shares, all of which are B shares and C is the registered holder of 11,550,002 Z Shares, all of which are A shares;

(C) OHL, a wholly owned subsidiary of P, is the holder of the O Shares (subject to the exceptions set out in this Agreement);

(D) P and C intend to combine their interests in Z and the O Business (subject to the exceptions set out in this Agreement);

(E) P intends to transfer the P Group's shareholding in Z to the Company in exchange for the issue to Saatchi & Saatchi Holdings Limited of 2,500 A Shares in the Company;

(F) C intends to transfer its shareholding in Z to the Company in exchange for the issue to it of 2,500 B Shares in the Company;

(G) P intends to transfer its interest in OHL to the Company for the consideration set out in this Agreement;

(H) It is the intention of P and C that the Company should be the subject of an initial public offering on the London Stock Exchange by the Admission Deadline and that if this should not occur by that date, (a) C shall have the option to require P to purchase or procure the purchase of C's shares in the Company and (b) P shall have the option to purchase C's shares in the Company, in each case on the terms set out in this Agreement.

(I) It is the intention of the parties that they may transfer other media services and buying businesses carried on by their respective groups to the Company in exchange for the issue to them of shares in the Company;

(J) The Company was incorporated in England on 2 July 2001 under the Companies Act 1985 and is a private company limited by shares;

(K)  The Company has not traded and has no liabilities;

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(L)  The authorised share capital of the Company is (pound)100  divided into 100 shares of (pound)1 each, two of which have been issued and are beneficially owned by Saatchi & Saatchi Holdings Limited and C, and no person has any right to call for the issue or allotment of any shares or other securities in the Company save as contemplated in this Agreement;

(M) On 18 July 2001 P, C and OHL entered into the First JVA pursuant to which P undertook to transfer or procure the transfer of the O Business to OHL and P and C undertook to transfer their respective interest in Z to OHL;

(N) P, after 18 July 2001, transferred the O Business to OHL (with the exception of the O German Shares which are to be transferred pursuant to the terms of this Agreement) for the consideration set out under Schedule 3;

(O) As a result of the transfer mentioned under Recital (N) above OHL is currently the beneficial owner of all the O Shares (with the exception of the O German Shares), which are free from any Encumbrances;

(P)  P and C have agreed to amend the terms and conditions of the First JVA;

(Q) For the purpose set out in Recital (P) above, P and C have agreed to terminate by mutual consent the First JVA effective as of the date hereof and to enter into a new joint venture agreement pursuant to the terms and conditions set forth herein;

(R) The Shareholders and the Company have agreed to make provision for the management and administration of its affairs on the terms and conditions set out in this Agreement.

IT IS AGREED as follows:

1.        DEFINITIONS AND INTERPRETATION

1.1       Definitions

          In this Agreement, the following words and expressions shall have the following meanings:

          "Accounts Date" means 31st December 2000;

          "Act" means the  Companies  Act 1985 (as amended by the  Companies Act
          1989);

          "Admission" means admission of all of the issued share capital of the Company to trading on the London Stock Exchange and "Admitted" shall be constmed accordingly;

          "Admission Deadline" means the later of the second anniversary of Completion and 31st December 2003;

          "Agreed Draft" means a draft document in a form agreed between the parties bearing an identifying letter and initialled by the parties for the purpose of identification;

          "Article"  means  a  reference  to a  regulation  set  out in the  New
          Articles;

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

          "A Shares" means A ordinary shares of (pound)1 each in the capital of the Company to be reduced to 50p each after the relevant resolution referred to in clause 3.1.1(D) has been duly passed;

          "A Directors" means A Directors of the Company as defined in the New Articles;

          "Auditors" means Ernst & Young and Mazars, chartered accountants, or such other firm of international accountants as the Board may determine from time to time, subject to clause 5.2.2(T);

          "Board" means the board of directors of the Company;

          "B Shares" means B ordinary shares of (pound)1 each in the capital of the Company;

          "B Directors" means B Directors of the Company as defined in the New Articles;

          "Business" means the business of Media Buying, Media Planning and Related Services as such terms are defined in the New Media Services Agreement;

          "Business Day" means a day (excluding Saturdays) on which banks are open for business in the City of London, Paris and New York;

          "C" means Cordiant Communications Group plc;

          "C Group" means C and the entities which are under its Control;

          "Company's Group" means the Company and any undertaking under its control from time to time;

          "Completion" means, save in respect of the transfer of the O German Shares, the completion of the obligations set out in clause 3 and the due compliance with the obligations in clause 3;

          "Control" means:

          (a) the power (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) to appoint and/or remove all or such of the members of the board of directors or other governing body of a person as are able to cast a majority of the votes capable of being cast by the members of that board or body on all, or substantially all, matters, or otherwise to control or have the power to control the policies and affairs of that person; and/or

          (b) the holding and/or possession of the beneficial interest in and/or the ability to exercise the voting rights applicable to shares or other securities in any person (whether directly or by means of holding such interests in one or more other persons) which confer in aggregate on the holders thereof more than 50 per cent of the total voting rights exercisable at general meetings of that person on all, or substantially all, matters;

          "Director" means a director of the Company;

          "Deed of Accession" means a deed  substantially in the form set out in
          Schedule 4;

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

          "Encumbrance" means any mortgage, pledge, lien, charge, assignment, hypothecation, or other agreement or arrangement which has the same or a similar effect to the granting of security;

          "Draft Statement" means the statement served under clause 10.1;

          "financial year" means each period for which the Company is required to produce accounts in accordance with the Act;

          "First Call  Option"  means the option  granted by C to P under clause
          8.3;

          "First Termination Letter" means the letter, in the form of Agreed Draft "B", relating to the termination of (a) the shareholders agreement, entered into on 11 December 1997, among C, Z, Saatchi & Saatchi Holdings Ltd and Saatchi & Saatchi Plc, and (b) the media services agreement, entered into on 11 December 1997, between C and Z, and (c) the media services agreement, entered into on 11 December 1997, between Saatchi & Saatchi plc and Z;

          "First JVA" means the joint venture agreement entered into on 18 July 2001 by and among P, C and OHL;

          "First Put Option" means the option granted under sub-clause 8.2.1;

          "Interest Period" means, in relation to a debt, each period determined in accordance with Clause 6;

          "Intermediate Articles" means the articles of association of the Company which are set out in Schedule 5B;

          "Investment Bank" means the investment bank appointed by the Company to advise in relation to the Admission;

          "LIBOR" means:

          (a)  the applicable Screen Rate; or

          (c) (if no Screen Rate is available for the relevant currency or period) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied by the Reference Banks to leading banks in the London interbank market, as at close of business on the Quotation Day for the offering of deposits in the currency of the relevant debt and for a period comparable to the Interest Period for that debt;

          "London Stock Exchange" means London Stock Exchange PLC (or its successors);

          "New Articles" means the articles of association of the Company which are set out in Schedule 5A;

          "New Media Services Agreement means the agreement relating to the provision of media services in the form of Agreed Draft "A";

          "O Business" means the companies set out in Schedule 3;

          "O German Companies" means Optimedia Gesellshaft fur Media-Services mbH (Dusseldorf), More Media-Agentur GmbH (Dusseldorf) and More Media-Agentur GmbH (Munchen);

          "O German Shares" means the issued shares in the O German Companies listed in Schedule 3, representing the percentages of the respective share capitals specified therein;

          "OHL" means Optimedia  Holdings Limited,  whose details are set out in
          Schedule 2B;

          "OHL Shares" means all the issued ordinary shares in the capital of OHL;

          "O Shares" means all the issued shares of each of the companies listed in Schedule 3;

          "Option" means any of the options set out under clauses 8 and 9 hereunder;

          "Option Price" means the price at which the relevant Option is to be exercised calculated pursuant to sub-clause 8.2.2;

          "Option Shares" means the shares in the Company which are the subject of an option hereunder;

          "P" means Publicis Groupe SA;

          "Permitted Transferee" means, in the case of the A Shares a member of the P Group and in the case of the B Shares a member of the C Group;

          "P Group" means P and the entities which are under its Control;

          "Quotation Day" means, in relation to any period for which an interest rate is to be determined:

          (a)  (if the currency is sterling) the first day of that period;

          (b) (if the currency is Euro) two TARGET Days before the first day of that period; or

          (c) (for any other currency) two Business Days before the first day of that period,

          unless market practice differs in the relevant interbank market for a currency, in which case the Quotation Day for that currency will be determined in accordance with market practice in the relevant interbank market (and if quotations would normally be given by leading banks in the relevant interbank market on more than one day, the Quotation Day will be the last of those days);

          "Reference Banks" means, in relation to LIBOR, the principal London offices of Barclays. Bank of Scotland and Lloyds TSB;

          "Relevant Act" means:

               (a) the establishment of an agency in the United Kingdom and/or France and/or the Federal Republic of Germany for the primary purpose of carrying out the business of media buying or media planning in those countries, or

               (b) the direct or indirect acquisition of an agency (other than a full service advertising agency), in any country in which the Company's Group carries on Business, whose principal business is media buying or media planning, provided that if such acquisition is an incidental part of a larger transaction this shall not be considered to be a Relevant Act if the media buying or media planning business is sold within twelve months of the original acquisition, or

               (c) the entering into, directly or indirectly, any partnership, joint venture or other agreement for the principal purpose of forming a business whose principal activity is media buying or media planning competing with the Business in at least two continents;

          provided that where any member of the C Group is requested by a client to set up, alone or jointly with another person, a media buying or a media planning business (including but not limited to in the manners set out under (a), (b) or (c) above) exclusively for such client, then
          (i) compliance with such request and/or (ii) any act permitted under the New Media Services Agreement shall not constitute a Relevant Act, provided always that any such member of the C Group shall consult with the Company before doing so;

          "Screen Rate" means in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Telerate/Reuters screen;

          "Second Call Option" means the option granted by C to P under clause 9.1;

          "Second Put Option" means the option granted by P to C under clause 9.2.1;

          "Second Termination Letter" means the letter, in the form of Agreed Draft "D", relating to the termination of the First JVA;

          "Shareholder" means, as at the date of this Agreement, each company listed in Schedule 1;

          "Shares" means A Shares and/or (as the case may be) B Shares;

          "TARGET" means Trans-European Automated Real-time Gross Settlement Express Transfer Payment system;

          "TARGET Day" means any day on which TARGET is open for the settlement of payments in euro;

          "the Tax Indemnity" means a deed of indemnity against liability to Tax in the form of Agreed Draft "C";

          "Termination Date" means the date of termination of this Agreement;

          "Third Put Option" means the option granted by P to C under clause 9.2.3;

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

          "UK Listing Authority" means the Financial Services Authority as the competent authority for listing in the United Kingdom under Part IV of the Financial Services Act 1986;

          "Z" means Zenith Media Holdings Limited,  whose details are set out in
          Schedule 2A;

          "Z Accounts" means the audited consolidated balance sheet of Z and its subsidiaries as at the Accounts Date and the audited consolidated profit and loss account of Z and its subsidiaries in respect of the accounting reference period of Z and its subsidiaries ended on the Accounts Date;

          "Z Group" means Z and the entities under its Control;

          "Z A Shares" means A ordinary shares of (pound)1 each in Z;

          "Z B Shares" means B ordinary shares of (pound)1 each in Z; and

          "Z Shares" means Z A Shares and Z B Shares.

1.2       Interpretation

          1.2.1     In  this  Agreement,   save  where  the  context   otherwise
                    requires:

          1.2.2     the  singular   includes  the  plural  and  vice  versa  and
                    reference to any gender includes a reference to all other genders;

          1.2.3     headings and the use of bold typeface shall be ignored;

          1.2.4 references to any enactment shall include references to such enactment as it may, after the date of this Agreement, from time to time be amended, supplemented or re-enacted;

          1.2.5 a reference to a clause, sub-clause, paragraph, sub-paragraph or schedule is, unless indicated to the contrary, a reference to a clause, sub-clause, paragraph or schedule of this Agreement;

          1.2.6 a reference to a balance sheet or profit and loss account includes a reference to any note forming part of it;

          1.2.7 unless otherwise expressly provided, expressions defined in the Act have the meanings there given to them;

          1.2.8 a reference to a person includes a reference to a firm, a body corporate, an unincorporated association or to a person's executors or administrators;

          1.2.9 a reference to a "party" is to a party to this Agreement for the time being and a reference to the "parties" is, unless otherwise stated to the contrary, a reference to all parties to this Agreement for the time being;

          1.2.10 references to writing shall include any modes of reproducing words in a legible and non-transitory form; and a reference to a document `in the agreed form' is a reference to a document in the form of the draft which, for identification, is endorsed with a statement (signed by or on behalf of the parties) to the effect that it is such a document for the purpose of this Agreement; and

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

          1.2.11 words and expressions defined in the Tax Indemnity shall have the same meaning.

2. TRANSFER OF Z SHARES AND OHL SHARES TO THE COMPANY, SUBSCRIPTION OF A SHARES AND TRANSFER OF O GERMAN SHARES TO OHL

2.1       Transfer of Z B Shares to the Company by P

          P shall procure the sale of, as beneficial owner and with full title guarantee, all of the Z B Shares to the Company, free from all Encumbrances and with all the rights attaching thereto at the date of this Agreement, in consideration of the issue to it by the Company of 2,499 B Shares.

2.2       Transfer of Z A Shares to the Company by C

          C shall sell or procure the sale of, as beneficial owner and with full title guarantee, all of the Z A Shares to the Company, free from all Encumbrances and with all the rights attaching thereto at the date of this Agreement, in consideration of the issue to it by the Company of 2,499 A Shares.

2.3       Further subscription of shares in the Company by P

          P shall procure that another member of the P Group subscribes for further 5,000 B Shares in the Company upon payment to the Company of (pound)5,000.

2.4       Buy-back of deferred shares

          Conditional upon and following the subscription of shares referred to in clause 3.1.1(C) and the creation of the deferred shares referred to in clause 3.1.1(D) and prior to the transfer of the OHL Shares to the Company referred to in clauses 2.4 below, C shall sell to the Company and the Company shall purchase such deferred shares for the sum of (pound)1, and the parties shall procure that all necessary resolutions are passed to approve such transfer.

2.5       Transfer of OHL Shares to the Company

          Conditional upon and following the subscription of shares referred to in clause 3.1.1(C), the creation of the deferred shares referred to in clause 3.1.1(D) and the buy back of deferred shares referred to in clause 3.1.1(E), P shall procure the sale of the OHL Shares to the Company, as beneficial owner and with full title guarantee, free from all Encumbrances and with all the rights attaching thereto at the date of this Agreement, in consideration of (pound)5,000.

2.6       Transfer of O German Shares to OHL

          P shall procure the sale of, as beneficial owner and with full title guarantee, all of the O German Shares to OHL, free from all Encumbrances and with all the rights attaching thereto at the date of this Agreement, for the consideration set out in Schedule 3.

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

2.7       Allotment, Issue and Transfer of Shares

          The Shares to be allotted, issued and transferred in accordance with sub-clauses 2.1, 2.2, 2.3, 2.4, 2.5 and 2.6 shall respectively be allotted and issued and transferred fully paid at Completion free from all Encumbrances and with all the rights attaching to them pursuant to the New Articles (where relevant).

3.        COMPLETION

3.1       Arrangements for Completion

          Completion of the sale of the Z Shares and of the OHL Shares to the Company and of the O German Shares to OHL shall take place at the offices of P's solicitors (or at such other place as the parties may agree) as set out in this clause 3.

          3.1.1 On or before 14 September 2001, or such other date as P and C shall agree:

                    (A) P shall procure the transfer of the Z B Shares to the Company for the consideration set out in clause 2.1 above;

                    (B) C shall transfer the Z A Shares to the Company for the consideration set out in clause 2.2 above;

                    (C) P shall procure that another member of the P Group subscribes for a further 5,000 B Shares in the Company for the consideration set out in clause 2.3 above (one share of which will be issued by the Company for the purposes of the buy-back referred to under clause 3.1.1(E) below);

                    (D)  an EGM of the Company shall be held at which:

                         (1) the 2,500 A Shares of (pound)1 each held by C shall
                             be converted into 2,500 A Shares of 50p each and 2,500 deferred shares of 50 p each;

                         (2) the  Intermediate Articles shall be approved as the
                             Articles of the Company;

                    (E) conditional upon due performance of the actions set out under clause 3.1.1(D) above and following the creation of the deferred shares referred to in such clause
                         3.1.1(D) above, and prior to the transfer of the OHL Shares to the Company referred to in clauses 2.4 above, C shall sell to the Company and the Company shall purchase such deferred shares for the sum of (pound)1, and the parties shall procure that all necessary resolutions are passed to approve such transfer;

                    (F) conditional upon due performance of the actions set out under clause 3.1.1(C), 3.1.1(D) and 3.1.1(E) above, and immediately after the transfer referred to in such clause 3.1.1(E) above P shall procure the transfer of the OHL Shares to the Company for the consideration set out in clause 2.4 above;

                    (G) an EGM of the Company shall be held at which the New Articles shall be approved as the Articles of the Company;

                    (H) the Company shall become liable for the relevant debt or issue the relevant A Shares and B Shares (as set out above) simultaneously with each of the transfers carried out by P or C, as the case may be pursuant to this sub-clause 3.1.1.

          3.1.2 On or before 15th January 2002, or such other date as P and C shall agree P shall transfer the O German Shares to OHL for the consideration set out in Schedule 3.

          3.1.3 P or C, as the case may be, shall deliver such documents and shall take such steps as are required to vest the transferred shares and or other assets in the Company including the delivery of those documents listed in Schedule 8.

3.2       Further Obligations at Completion

          Immediately after the transfers set out in clause 3.1 above:

          3.2.1 Each of P and C shall execute an agreement in the form of the New Media Services Agreement and the Company shall execute each such agreement;

          3.2.2     Each  of  P,  C  and  the  Company  shall  execute  the  Tax
                    Indemnity;

          3.2.3 the First Termination Letter shall be executed by all parties thereto;

          3.2.4 the Second Termination Letter shall be executed by all parties thereto;

          3.2.5 the parties shall execute and/or deliver all other documents and instruments required to be executed and/or delivered in order to duly implement the transactions set forth in this Agreement; and

          3.2.6 a meeting of the Board shall be held at which up to 3 (three) directors shall be appointed as B Directors, and 1
                    (one) director shall be appointed as A Director.

4.        THE BUSINESS

4.1       Nature of Business

          It is the intention of the parties that at all times during the continuance of this Agreement the business of the Company and its subsidiaries shall be the Business.

4.2       Relationship with Shareholders

          In conducting its day to day operations, the Company shall operate independently of P and C and shall not hold itself out as acting in the interests of P or C provided that the Company shall comply with P Group procedures and guidelines from time to time in force (to the extent that to do so will not override or prejudice the rights of the holders of the B Shares as set out in clause 5.2.2).

4.3       Undertakings with regard to conduct of Business

          Each of the Shareholders undertakes to each of the other Shareholders:

          4.3.1 to exercise its respective rights and powers under this Agreement and as a holder of Shares to ensure, so far as it lawfully can, that the provisions of this Agreement are complied with; and

          4.3.2 to procure, so far as it is able to do so, that any Director appointed by it shall so act and vote in relation to the affairs of the Company (subject always to the fiduciary duties of such Directors to the Company) to ensure that the Business and all the affairs of the Company are carried on in a proper manner and bona fide in the best interests of the Company.

4.4       Undertakings with regard to the O German Companies

          P represents, warrants and undertakes that at all times during the period between the execution of this Agreement and Completion of the transfer set out under clause 3.1.2 above, unless otherwise agreed in writing, the business of the O German Companies will be carried out in the ordinary course.

5.        GENERAL UNDERTAKINGS

5.1       Undertakings of the Company

          The Company undertakes to each of the Shareholders that:

          5.1.1     Compliance with Agreement

                    It will duly and punctually perform, enforce and comply with all its rights and obligations pursuant to this Agreement.

          5.1.2     Information

                    (A) The Shareholders and the Company agree that, for this purpose, the A Directors and the B Director shall be entitled to pass to P and C respectively any information relating to the Company, its Business or affairs, and neither the Shareholder nor the Company shall raise any objection to such passing of information nor allege any breach of any duty of confidence to the Company as a result of such action.

                    (B) Neither C nor P shall pass to the other any commercially sensitive information about their respective businesses and C shall not pass to the Company any commercially sensitive information about C's business, except:

                         (1) where  necessary  for the implementation of the New
                             Media   Services   Agreement   to   which  C  or  P
                             respectively is a party; or

                         (2) where  such  information  is  already in the public
                             domain.

          5.1.3     No Agency

                    It shall not and shall not permit any member of the Company's Group to hold itself out as agent or representative of any member of the P Group or the C Group except as required in relation to the provision of media services in the normal course of the Business or as otherwise agreed in writing between the relevant parties.

          5.1.4     Monthly Management Accounts

                    The  Company   undertakes  to  deliver  monthly   management
                    accounts to P and C within 30 days from the end of the relevant calendar month.

5.2       Undertakings and agreement of the Shareholders

          5.2.1     General Undertaking

                    Each Shareholder agrees to exercise its voting and any other rights attaching to the Shares and its rights pursuant to this Agreement (all such rights being together for the purposes of this clause "Shareholder Rights") to procure, so far as it lawfully can, that the Board shall determine the general policy of the Company in the carrying on of the Business in accordance with the express provisions of this Agreement and of the New Articles.

          5.2.2     Matters requiring approval

                    Each Shareholder agrees that, for so long as the other Shareholder holds not less than 15 (fifteen) per cent of the Company's issued shares (by reference to the number of shares held and irrespective of nominal value), it shall exercise its Shareholder Rights to procure, so far as it lawfully can, that, except for matters specifically provided by this Agreement or any other agreement between P and C, the Company shall not carry out (and shall not enter into any agreement to carry out) any of the activities specified below without the prior approval of at least one "A" Director and the "B" Director at a meeting duly convened and held in accordance with the New Articles, provided that this sub-clause 5.2.2 shall not apply if any person or persons acting in concert (as defined in the City Code on Takeovers and Mergers) has acquired Control of C and/or if the circumstances set out under sub-clause 9.1.1(C) have arisen:

                    Acquisitions or disposals

                    (A) any sale or other disposition of any asset or connected group of assets or any acquisition (other than that of the O German Shares pursuant to clause 3.1.2) of any asset or connected group of assets (other than real estate) where the overall value of the relevant transaction (meaning the purchase price plus the maximum amount of any earn-outs and any funding to be provided by the Company to an acquired company or business) is higher than (pound)3,000.000 (three million pounds sterling);

                    (B) the acquisition or disposal of any freehold real estate for an amount in excess of (pound)3,000,000 (three million pounds sterling) or the acquisition of any other interest in real estate outside the ordinary course of business;

                    Incurring of commitments, liabilities, etc

                    (C) the creation by the Company of any borrowings or other indebtedness or obligation in the nature of borrowings (including, without limitation, obligations pursuant to any debenture, bond, note, loan stock or other security of the Company and obligations pursuant to finance leases) other than in the ordinary course of business;

                    (D) the incurring of any capital expenditure by the Company other than in the ordinary course of business;

                    (E) the granting of any guarantee or indemnity other than in the ordinary course of business;

                    (F) the creation of any Encumbrance over the whole or a substantial part of the Company's undertaking;

                    Manner of carrying on business

                    (G) any transaction with any member of the P Group or the C Group otherwise than at arms length and for full value;

                    (H) any proposal for the winding-up or liquidation of the Company or for the Company to go into administration or for any compromise or arrangement within the meaning of section 425 of the Act;

                    (I)  any material change in the nature of the Business;

                    (J) the entry by the Company into any partnership, joint venture or other profit sharing agreement (not including employee incentive plans) where the amount of the relevant investment by the Company is greater than (pound)3,000,000 (three million pounds sterling);

                    (K) any advance, loan or deposit of money by the Company other than in the ordinary course of business;

                    (L) the entering into any agreement for the management of the Company or any of its assets other than in the ordinary course of business;

                    (M) the incurring of management charges other than under an agreement permitted by sub-paragraph 5.2.2(L);

                    (N) any proposal to initiate any litigation or arbitration proceedings involving the Company (other than routine debt collection) other than in the ordinary course of business;

                    Matters affecting capital and corporate governance

                    (O) the issue of any shares in the Company (by way of bonus, rights or otherwise) and/or the grant of any option or right to acquire or call for the issue of the same whether by conversion, subscription or otherwise unless both (a) the issue is to a third party for fair value in an arm's length transaction; and (b) as a result the issued share capital of the Company would be increased by not more than 5% of the level which it has or would have following the transfer to the Company of the Z Shares and the O Business;

                    (P) the redemption or purchase by the Company of any share or the reduction in the Company's share capital, or any uncalled or unpaid liability in respect thereof, unless the aggregate of all such transactions represents not more than 5% of the issued share capital of the

                         Company which it has or would have following the transfer to the Company of the Z Shares and the O Business;

                    (Q) the consolidation, subdivision or variation of the rights attached to, or any reorganisation of any share capital of the Company;

                    (R)  any change to the New Articles;

                    (S) the grant to any person other than a representative of the P Group or the C Group of the right to appoint a director of the Company;

          Accounts and auditors

                    (T) any change in the Company's auditors from time to time, provided that this shall not apply to the appointment of an auditor which is one of Arthur Andersen, PricewaterhouseCoopers, Deloitte & Touche, KPMG or Ernst & Young, each of these alone or jointly with Mazars;

                    (U) the making of any change to the accounting practices and policies of the Company except where such change is recommended by the Auditors as a consequence of a change in generally accepted accounting practices or policies applicable to companies carrying on businesses of a similar nature to the Business or as a consequence of a change in law, provided that where a change has or will have an immaterial effect on the interests of C , the approval of the B Director shall not be unreasonably withheld or delayed.

          5.2.3     Failure to agree

                    If a proposal to transact any matter specified in sub-clause
                    5.2.2 is put to a meeting of the Directors and such meeting is unable to agree the course of action to be followed:

                    (A)  the Shareholders shall use all reasonable endeavours to
                         resolve   the   matter   expeditiously   and   to   the
                         satisfaction of themselves and the Directors; and

                    (B) in the absence of such agreement, the Company shall not proceed with the matter in question.

          5.2.4     Negative Pledge

                    Each of the Shareholders undertakes to each of the other Shareholders and to the Company that it shall not at any time create or permit to subsist any Encumbrance on or affecting any of the Shares held by it.

          5.2.5     Restriction on Disposal of Shares

                    (A) Subject to the following provisions of this sub-clause 5.2.5, each of the Shareholders undertakes to each of the other Shareholders and to the Company that it shall not at any time transfer or otherwise dispose of any Shares or of any interest in or option over any Shares other than in connection with or following Admission or pursuant to the exercise of the Put Option or the First Call Option or the Second Call Option;

                    (B) a Shareholder may transfer any Shares to a Permitted Transferee provided that if any Permitted Transferee ceases to be a member of the P Group or the C Group respectively, it shall be the duty of the Permitted Transferee and P or C (as the case may be) to notify the Board of such event and to procure that the Shares concerned are forthwith transferred to another Permitted Transferee;

                    (C) P or C (as the case may be) shall procure that its Permitted Transferee:

                         (1) enters into and  complies  with the terms of a Deed
                             of Accession; and

                         (2) complies with all the obligations imposed on P or C
                             respectively under this Agreement.

          5.2.6     Relationship of Agreement and New Articles

                    If, during the continuance of this Agreement, there shall be any conflict between the provisions of this Agreement and of the New Articles, then as between the Shareholders, during such period, the provisions of this Agreement shall prevail.

          5.2.7     No amendment to New Articles

                    Nothing contained in this Agreement shall be deemed to constitute an amendment of the New Articles or of any previous articles of association of the Company.

5.3       Undertakings of all parties

          5.3.1     Compliance with New Articles

                    Each of the parties agrees that at all times during the currency of this Agreement it shall fully and punctually perform, enforce and comply with all rights and obligations on its part under the New Articles.

          5.3.2     Effect of undertaking

                    It is agreed that it is the intention of each of the parties that the effect of the undertaking contained in sub-clause
                    5.3.1 is that each provision of the New Articles shall be enforceable by the parties inter se and in whatever capacity.

5.4 Save for any transfers or dividends specified in Schedule 3 of this Agreement and any transactions or arrangements disclosed in the audited accounts of the O Business for the financial period ended 31 December 2000 and other than trading transactions entered into in the normal course of the O Business P represents and warrants to C that since 31 December 2000 the O Business has not entered into any transactions or arrangements which have or will reduce the net assets or net equity of the O Business.

5.5 Save for the agreement to acquire Sponsorship Research International and the entering into of the joint venture known as Zenith Direct LLC and any transactions or arrangements disclosed in the audited accounts of Z for the financial period ended 31 December 2000 and other than trading transactions entered into in the ordinary course of the business of Z, C represents and warrants to P that since 31 December 2000 Z has not entered into any transactions or arrangements which have or will reduce the net assets or net equity of Z.

5.6 P agrees that from the date hereof and during the term of this Agreement, save for trading balances between any member of the P Group and the O Business and/or the Company (or any members of their respective Groups) relating to services provided by or to a member of the P Group (where interest shall be due and payable in accordance with clause 5.7 below), interest of LIBOR plus 1% shall be due and payable on all and any inter-company debt arising between any member of the P Group and the O Business and/or the Company (or any members of their respective Groups), such interest to accrue on a daily basis and be payable on the last Business Day of each calendar month. It is also agreed that where any company is owed debt specified in Schedule 3, such debt shall be offset against inter-company debt in the same currency (other than such trading balances) owed by any such company to any member of the Company's Group before such interest accrues on such debt specified in Schedule 3.

5.7 P shall procure that each member of its Group pays and settles all and any trading balances between any member of the P Group and the O Business and/or the Company and/or Z or any members of their respective Groups as soon as reasonably practicable (as if the relevant debt had been incurred on an arm's length basis) following receipt of the relevant invoice and interest shall be due and payable thereon after any such balances have been outstanding for 90 days or more at LIBOR plus 1%, such interest to accrue on a daily basis after such 90 day period and to be payable on the last Business Day of each calendar month PROVIDED THAT to the extent that the relevant member of the P Group has not received payment from the relevant client for any services to which the relevant outstanding trading balance relates, then no such interest shall accrue and be payable until such payment is received PROVIDED FURTHER THAT P and the relevant member(s) of its Group have and continue to use all reasonable endeavors to collect such payment from the relevant client.

5.8 C agrees that from the date hereof and during the term of this Agreement, save for trading balances between any member of the C Group and Z and/or the Company (or any members of their respective Groups) relating to services provided by or to a member of the C Group (where interest shall be due and payable in accordance with clause 5.9 below) interest of LIBOR plus 1% shall be due and payable on all and any inter-company debt arising between any member of the C Group and Z and/or the Company (or any members of their respective Groups), such interest to accrue on a daily basis and be payable on the last Business Day of each calendar month.

5.9 C shall procure that each member of its Group pays and settles all and any trading balances between any member of the P Group and Z and/or the Company or any members of their respective Groups as reasonably practicable (as if the relevant debt had been incurred on an arm's length basis) following receipt of the relevant invoice and interest shall be due and payable thereon after any such balances have been outstanding for 90 days or more at LIBOR plus 1%, such interest to accrue on a daily basis after such 90 day period and to be payable on the last Business Day of each calendar month PROVIDED THAT to the extent that the relevant member of the C Group has not received payment from the relevant client for any services to which the relevant outstanding trading balance relates, then no such interest shall accrue and be payable until such payment is received PROVIDED FURTHER THAT C and the relevant member(s) of its Group have and continue to use all reasonable endeavors to collect such payment from the relevant client.

5.10 In the event that any trading balances referred to in clause 5.6 remain outstanding for more than 90 days P shall give notice to C stating why such balances are outstanding and, if relevant, why interest is not accruing and/or payable, otherwise interest shall nevertheless accrue and be payable pursuant to clause 5.6, and following receipt of such notice C or its duly authorized representatives shall, following reasonable notice, be given access to any records, correspondence or documents relating to such outstanding trading balances, and shall at their own cost be allowed to retain copies of the same.

5.11 In the event that any trading balances referred to in clause 5.9 remain outstanding for more than 90 days C shall give notice to P stating why such balances are outstanding and, if relevant, why interest is not accruing and/or payable, otherwise interest shall nevertheless accrue and be payable pursuant to clause 5.9, and following receipt of such notice P or its duly authorized representatives shall, following reasonable notice, be given access to any records, correspondence or documents relating to such outstanding trading balances, and shall at their own cost be allowed to retain copies of the same.

5.12 P represents and warrants to C that the O Business has sufficient funds to conduct its business up to 4 (four) months from Completion without financial support from another party notwithstanding the Reorganisation (as defined in the Tax Indemnity) and save in respect of any matters or circumstances which are not reasonably foreseeable at the date hereof.

5.13 P shall procure that all profit sharing arrangements between the members of the O Business and other members of the P Group shall be terminated no later than Completion with effect from 31st December 2000 (31st December 2001 in the case of Optimedia Gesellshaft fur Media-Services mbH) and all appropriate transfers of funds shall be made to the company entitled thereto with effect from the relevant effective termination date.

5.14 P undertakes to the Company (as trustee for the benefit of each member of the Company's Group) to use all reasonable endeavours to obtain the release of each member of the Company's Group from any guarantee, indemnity, security and other assurance or obligation given or undertaken by it in connection with any liability or obligation of any member of the P Group (other than the Company's Group) (together a "P Guarantee") and until release is obtained P undertakes to the Company (as trustee for the benefit of each member of the Company's Group) to indemnify each member of the Company's Group against any liability incurred under any P Guarantee.

5.15 P undertakes to C (for itself and as trustee for the benefit of each member of the C Group) to use all reasonable endeavours to obtain the release of each member of the C Group from any guarantee, indemnity, security and other assurance or obligation given or undertaken by it in connection with any liability or obligation of any member of the Z Group (together a "C Guarantee") and until release is obtained P undertakes to C (for itself and as trustee for the benefit of each member of the C Group) to indemnify C and each member of the C Group against any liability incurred under any C Guarantee; provided that C shall provide reasonable assistance to P for the purposes of this sub-clause.

5.16 C warrants that as at the date of this Agreement there are no actual accrued liabilities outstanding in connection with C Guarantees.

5.17 Save as where otherwise provided in this Agreement or in the Articles of Association of the Company from time to time, it is agreed that for the entire duration of the period during which the A Shares have a different nominal value from the B Shares, each A Share shall have the same rights (including but not limited to voting rights and entitlement to dividends) as each B Share as if they had the same nominal value, and the Company and all other parties shall operate on the basis of this agreed principle. In the event that the holder of the A Shares suffering any losses, costs, claims or damages as a result of the nominal value of its shares being different from the nominal value of the B Shares, P shall indemnify and hold harmless C and any member of its group in respect of any such losses, costs, claims or damages.

6.        ANNUAL ACCOUNTS

          At the end of each financial year, or as soon as reasonably practicable thereafter, the Company shall procure:

6.1 that an account shall be taken of all the assets and liabilities of the Company's Group and of all dealings and transactions of the Company's Group during such financial year;

6.2 that the Directors shall prepare a report and accounts of the Company's Group on a consolidated basis as if the Company was a stand alone company and not part of the P Group in accordance with the Act and, subject as aforesaid, the accounting practices and policies of P to be audited by the Auditors within two (2) months of the end of each financial year; and

6.3 that such accounts shall be laid before the Company in general meeting not later than three (3) months after the relevant accounting reference date;

7.        DIVIDENDS

7.1       Intention as regards dividends

          The parties agree that it is their common intention that dividends be paid in respect of the Shares.

7.2       Policy

          The parties agree that whenever the amount of a dividend to be paid falls to be ascertained:

          7.2.1 the total profits of the Company available for distribution within the meaning given in Part VIII of the Act (the "distributable profits"), shall be determined;

          7.2.2 the Directors shall identify amounts (the "retained amounts") which they consider (having regard to all other sources of funding available to the Company) should be retained in order:

                    (A)  to meet foreseeable commitments and contingencies; and

                    (B) to develop the Business in accordance with the budget approved by the Board and the terms of this Agreement; and

          7.2.3 75 per cent of the balance (if any) remaining after deducting the retained amounts from the distributable profits shall be paid to the Shareholders by way of interim or, as the case may be, final dividend on the Shares.

7.3       Recommendation, Declaration and Payment

          7.3.1 The parties undertake to procure (so far, in each case, as they are able) that dividends are declared or recommended, as appropriate; and

          7.3.2 the Shareholders undertake to exercise the votes attaching to the Shares to approve any recommendations made , in each case in accordance with the principles set out in this clause 7.

7.4       Interim Dividend of Z

          On or before the earlier of 31st October 2001 and the second Business Day following the determination by the Independent Accountants under sub-clause 7.4.5 below, P shall procure that Z pays an interim dividend on the following basis:

          7.4.1 The amount of the dividend shall equal the amount of the distributable profit of Z earned in the period from 31st January 2001 to 30th September 2001 (the "Z Profit").

          7.4.2 The dividend shall be payable to the shareholders on the register of members of Z at close of business on 26th September 2001.

          7.4.3 The amount of the dividend shall be divided amongst such shareholders in accordance with their entitlement under the Articles of Association of the Company in force immediately prior to the execution of this Agreement and shall be calculated in the same proportions as are set out in the August 2001 management accounts of Z.

          7.4.4 The Z Profit shall be determined on the basis of the existing management accounts of Z and the management accounts of Z for the period from 1st September to 30th September 2001 which shall be prepared on a basis consistent with those of the existing management accounts of Z for 2001.

          7.4.5 In the event of any disagreement in respect of the amount of the Z Profit the provisions of sub-clauses 10.3 to 10.6 of this Agreement shall apply as if references to "Option Price" were to the Z Profit and references to "Draft Statement" were references to the calculation of the Z Profit.

8.        ADMISSION

8.1       Intention to seek Admission

          8.1.1 The Shareholders agree, without being legally bound in this respect, that their common objective is that the Business shall be carried out with a view to Admission by the Admission Deadline.

          8.1.2 The parties will procure that the Board shall from time to time discuss the timing of Admission and shall appoint the Investment Bank to advise in relation to Admission.

          8.1.3 C shall procure that if a majority of the A Directors and the B Director votes to proceed with Admission the B Director shall proceed with Admission and cooperate fully therewith subject to compliance with all applicable laws and regulations.

          8.1.4 If a majority of the A Directors and the B Director vote to proceed with Admission:

                    (A) each Shareholder shall co-operate fully with, and procure that any Permitted Transferee (as defined in the New Articles) to which it has transferred Shares shall co-operate fully with the Company and its financial and other advisers in order to achieve Admission;

                    (B) each Shareholder shall agree with the other parties to this Agreement (and procure that any such Permitted Transferee agrees) such amendments to the New Articles as are determined by the Board to be reasonably necessary in order to achieve Admission or as are required by the relevant regulatory authority as a condition of such Admission; provided, however, that no Shareholder shall thereby be required to agree to any such amendment which shall have the effect of imposing upon it an obligation to contribute a greater amount of capital (whether in cash or kind) than it is already obliged to contribute; and

                    (C) each of P and C shall offer for sale as part of the initial public offering an equal number of Shares, provided that P shall not be required to offer for sale more than five per cent of the issued share capital as enlarged by the issue of new Shares to the public as part of the initial public offering.

8.2       First Put Option

          8.2.1 If Admission does not take place by the Admission Deadline, then, provided that C has not committed any Relevant Act, C shall have the option to require P to purchase all (but not some only) of the Shares in the Company legally held or beneficially owned by any member of the C Group subject to the following provisions of this clause 8.

          8.2.2 Subject to the following provisions of this clause 8, the Option Price shall be the greater of (pound)75 (seventy five) million in cash and the cash sum calculated as follows:

                    (EP + EC)  x  NI  x  (CS)
                    ---------     --     ----
                        2          2      IS

                        Where:

                        EP  = The multiple  represented  by the average  closing
                              price of a P share as published by the Paris Bourse on each of the 60 days immediately prior to the date of exercise of the Option on which the Paris Bourse is open for the transaction of business divided by the average EPS of P for each of the two financial years ended immediately prior to the date of exercise of the Option (calculated by reference to the audited consolidated accounts of P for each of those years).

                        EC  = The multiple  represented  by the average  closing
                              middle market quotation of a C share as derived from the Stock Exchange Daily Official List on each of the 60 days immediately prior to the date of exercise of the Option on which the London Stock Exchange is open for the transaction of business) divided by the average EPS of C for each of the two financial years ended immediately prior to the date of exercise of the Option (calculated by reference to the audited consolidated accounts of C for each of those years) provided that in the event of C or a potential or actual offeror for C having made an announcement concerning an actual or potential offer for the whole of the issued shares of C (not already owned by the offeror or its concert parties) before the date of exercise of the Option the aforesaid period of 60 days shall be that 60 day period ended 7 days prior to the date of such announcement.

                        EPS = The fully  diluted  earnings per share (before any
                              distribution and before goodwill amortisation and exceptional and extraordinary items as defined by UK GAAP in the case of C and French GAAP in the case of P) calculated by reference to the audited consolidated accounts of C or P as relevant and to the number of shares of C and P (as the case may be) in issue on the first day of the said 60 day period.

                        NI  = The audited  consolidated  profit  attributable to
                              the Shareholders (before any distribution and before goodwill amortisation and exceptional and extraordinary items as defined by UK GAAP) for each of the two financial years ending immediately prior to the date of exercise of the Option save that if two financial years of the Company have not occurred before the date of exercise of the Option the parties shall negotiate in good faith an appropriate NI figure taking into account the consolidated net income of the Company and its subsidiaries for the period from Completion until the date of exercise of the Option and twice the audited consolidated profit attributable to the shareholders of Z (before any distribution and before goodwill amortisation and exceptional and extraordinary items as defined by UK GAAP) for the balance of such two years (apportioned on a time basis for periods not equivalent to a completed financial year), and if no such agreement is reached within a period of 15 days following the date of exercise of the Option either party shall be entitled to serve a Disagreement Notice pursuant to clause 11 of this Agreement and any independent firm of chartered accountants appointed pursuant thereto shall decide upon an NI figure taking account of the above.

                        CS  = The  number of  Shares  held by  members  of the C
                              Group

                        IS  = The number of Shares in issue.

                    Provided that if a capital reorganisation or issue of shares is announced or effected by P or C in the said 60 day period, such adjustments (if any) shall be made to the EP or EC, as the case may be, as the Auditors recommend in order to ensure that EP and EC reflect the effect of such capital reorganization or issue of shares, provided that the said recommendation of the Auditors shall be subject to clause 10.

          8.2.3 For so long as C is subject to the Listing Rules of the UK Listing Authority the Option Price shall not, under any circumstance, be higher than 25 per cent. of the market capitalisation of C at the time the relevant Option is exercised, or such other percentage as would require C under the aforesaid rules to procure the approval of its shareholders to the exercise of the relevant Option.

          8.2.4 If Admission has not been obtained by the Admission Deadline as a result of:

                    (A) a decision to that effect by P or the A Directors, the purchase price for the Option Share shall be the Option Price;

                    (B) a result of a refusal by C or the B Director to agree to Admission in circumstances where (i) the Investment Bank has advised that it would be appropriate seek Admission prior to the Admission Deadline and (ii) the Board has resolved to seek Admission prior to the Admission Deadline, the Option Price shall be reduced by 15% save that it shall not be less than (pound)75 (seventy five) million.

          8.2.5 The First Put Option shall be exercisable no later than nine months after the Admission Deadline by written notice served on P by C.

8.3       First Call Option

          8.3.1 If Admission does not take place by the Admission Deadline, because C or the B Director have refused to agree to Admission in circumstances where (i) the Investment Bank has advised that it would be appropriate to seek Admission prior to the Admission Deadline and (ii) the Board has resolved to seek Admission prior to the Admission Deadline, P shall have the option to require C to sell all (but not some only) of the Shares in the Company legally held or beneficially owned by any member of the C Group subject to the following provisions of this clause 8.

          8.3.2 The price at which the First Call Option shall be exercisable shall be the Option Price reduced by 15%, save that it shall not be less than (pound)75 (seventy five) million.

          8.3.3 The First Call Option shall be exercisable no later than nine months after the Admission Deadline by written notice served on C by P.

8.4       Provisions relating to First Put Option and to First Call Option

          8.4.1 The Option Shares shall be sold with full title guarantee and free from all liens, charges, encumbrances and restrictions (other than any restrictions in the articles of association of the Company) and with all rights attaching thereto as at the date of service of the notice exercising the relevant option or arising thereafter.

          8.4.2 Completion of the sale of the Option Shares shall take place within 14 days after (i) the date of service of the Draft Statement, or (ii) the settlement of the matters set out in a Disagreement Notice, or (iii) the independent firm of chartered accountants appointed under sub-clause 10.4 has issued a final decision, as the case may be. On completion C shall deliver or procure to be delivered to P or as it shall reasonably direct duly executed transfers of the Option Shares together with the relative certificates and upon receipt thereof P shall transfer the Option Price in cash, calculated pursuant to the above provisions, to such account as C shall reasonably require.

9.        SECOND CALL OPTION, SECOND PUT OPTION AND THIRD PUT OPTION

9.1       Grant of Second Call Option

          9.1.1 P shall have the option to acquire all (but not some only) of C's shares in the Company subject to the following provisions of this clause 9:-

                    The Second Call Option shall be exercisable by P within 60 days after P becomes aware of that any of the following has occurred:

                    (A) any person or group of persons acting in concert (as defined in the City Code on Takeovers and Mergers) has acquired Control of C;

                    (B)  C has committed a Relevant Act;

                    (C) the C Group has become unable or admitted inability to pay its debts as they fall due;

                    (D) a moratorium has been declared in respect of a material part of the total indebtedness of the C Group.

          9.1.2     The  price  at  which  the  Second  Call  Option   shall  be
                    exercisable is the Option Price

          9.1.3 The Option Shares shall be sold with full title guarantee and free from all liens, charges, encumbrances and restrictions (other than any restrictions in the articles of association of the Company) and with all rights attaching thereto as at the date of service of the notice exercising the Second Call Option or arising thereafter.

          9.1.4 Completion of the sale of the Option Shares shall take place within 14 days after (i) the date of service of the Draft Statement (if it is accepted by the relevant recipient party), or (ii) the settlement of the matters set out in a Disagreement Notice, or (iii) the independent firm of chartered accountants appointed under sub-clause 10.4 has issued a final decision, as the case may be. On completion C shall deliver or procure to be delivered to P or as it shall reasonably direct duly executed transfers of the Option Shares together with the relative certificates and upon receipt thereof P shall transfer the Option Price in cash to such account as C shall reasonably require.

9.2       Grant of Second and Third Put Options

          9.2.1 C shall have the option to require P to purchase all (but not some only) of the Shares in the Company legally held or beneficially owned by any member of the C Group subject to the following provisions of this clause 9.

          9.2.2 The Second Put Option shall be exercisable by C within 60 days after any person or group of persons acting in concert (as defined in the City Code on Takeovers and Mergers) has acquired Control of C;

          9.2.3 The Third Put Option shall be exercisable by C within 60 days after the approval, by the annual general meeting of the Company, of the annual accounts of the Company (as set out in clause 6.3 above), if the Company has fallen short by more than 10% (ten per cent.), of the targets (in respect of profits) as set out in the budget approved by the Board for the relevant financial year.

          9.2.4 The price at which the Second Put Option or the Third Put Option shall be exercisable is the Option Price.

9.3       Provisions relating to the Second Put Option and to Third Put Option

          9.3.1 The Option Shares shall be sold with full title guarantee and free from all liens, charges, encumbrances and restrictions (other than any restrictions in the articles of association of the Company) and with all rights attaching thereto as at the date of service of the notice exercising the Second Put Option or Third Put Option, as the case may be, or arising thereafter.

          9.3.2 Completion of the sale of the Option Shares shall take place within 14 days after (i) the date of service of the Draft Statement (if it is accepted by P), or (ii) the settlement of the matters set out in a Disagreement Notice, or (iii) the independent firm of chartered accountants appointed under sub-clause 10.4 has issued a final decision, as the case may be. On completion C shall deliver or procure to be delivered to P or as it shall reasonably direct duly executed transfers of the Option Shares together with the relevant certificates and upon receipt thereof P shall transfer the Option Price, in cash, as the case may be, to such account as C shall reasonably require.

10.       OPTION STATEMENT

10.1 Within 5 Business Days of the date of exercise of any of the Options C (in the case of a put option) or P (in the case of a call option) shall prepare a draft statement of the calculation of the Option Price. C or P (as relevant) shall send the Draft Statement to the other, and in respect of the First Put Option and the First Call Option, C or P (as relevant) shall also send a copy of its audited consolidated accounts for the year ending 31st December 2003 (the "Accounts"), within the 5 Business Day period referred to above.

10.2 If C or P (as relevant) accepts the matters contained in the Draft Statement or if C or P (as relevant) does not elect, by notice in writing to the other, within 10 Business Days of receipt of the Draft Statement to refer the matter for determination pursuant to clause
          10.3 below, then the option price contained in the Draft Statement shall constitute the Option Price for the relevant Option for the purposes of this Agreement and shall be final and binding upon the Parties.

10.3 If C or P (as relevant) does not agree with the option price stated in the Draft Statement, C or P (as relevant) shall within the 10 Business Day period referred to in clause 10.2 above serve written notice on the other to that effect stating the reasons behind such disagreement (`a Disagreement Notice').

10.4 If C or P (as relevant) serves a Disagreement Notice on the other within the period of 10 Business Days referred to in clause 10.3 then C and P shall, acting in good faith, try to settle the matters set out in the Disagreement Notice and agree the Option Price within the period of 10 Business Days after the date of service of the Disagreement Notice (`the Resolution Period'). If C and P do not agree the option price contained in the Draft Statement within the Resolution Period then the matters set out in the Disagreement Notice and remaining in dispute shall be referred to an independent firm of chartered accountants, to be appointed jointly by C and P within 5 Business Days of the expiry of the Resolution Period or (in default) as soon as practicable by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of either C or P; the firm of accountants so appointed shall be deemed to act as an expert and not as an arbitrator and its decision shall be final and binding on the parties.

10.5 The Parties shall give such assistance as may be reasonably required to enable the Accounts to be prepared and, if applicable, to enable the firm of chartered accountants appointed under clause 10.4 to carry out their duties under this Agreement; and C and P shall procure that proper access to the books of account and accounting records of the Company and its subsidiary and associated undertakings is given to C and P and their accountants for the purposes of this clause 10.5 and, if applicable, to the chartered accountants appointed under clause 10.4, to enable them to carry out their duties under this Agreement.

10.6      The fees of any firm of chartered  accountants  appointed under clause
          10.4 shall be paid equally by C and P.

11.       PROTECTION OF THE BUSINESS

11.1      Definitions

          In this clause 11:

          11.1.1    "competing business" means;

                    (A) in the case of C any business in Argentina, Australia, Austria, Belgium, Canada, Denmark, France, Germany, Greece, Ireland, Italy, Malaysia, Netherlands, New Zealand, Poland, Portugal, Singapore, Spain, Sweden, Switzerland, United Kingdom and USA (but excluding any business carried on in any of the above countries by a franchisee named in Schedule 7 or Cordiant US Holdings Inc and any company under its Control) which competes with the Business;

                    (B) in the case of P any business in Canada, France, Germany, Italy, Netherlands, Portugal, Spain, United Kingdom, USA (only in respect of Agency Clients (as such term is defined in the New Media Services Agreement) of Publicis Bloom, Inc., Publicis Dialog,
                         Inc. and Saatchi & Saatchi USA including, but not limited to Saatchi & Saatchi Compton Worldwide, Inc, Saatchi & Saatchi North America, Inc and any companies under their Control) which competes with the Business;

          11.1.2 "restricted services" means services of the same type as or similar to any services supplied by Z or the O Business at Completion;

          11.1.3 in relation to units of the O Business not transferred at Completion, the restrictions in this clause shall apply to the territories in which such units carry on business with effect from completion of the acquisition by the Company of the relevant units and the expression "Completion" shall be construed accordingly in relation to such units;

          11.1.4 references to acting directly or indirectly include (without prejudice to the generality of that expression) references to acting alone or jointly with or by means of any other person.

11.2      Restrictions

          Each of the P and C covenants with each of the other parties that, unless otherwise permitted by the New Media Services Agreement:

          11.2.1 until the Termination Date, it shall not directly or indirectly:

                    (A) solicit, canvass or approach or endeavour to solicit, canvass or approach on behalf of a competing business any person for the purpose of offering to that person restricted services or supply on behalf of a competing business restricted services to any person:

                         (1) who, to its knowledge, was provided with services by Z or the O Business in the course of carry-ing on the Business at any time during the 2 years prior to Completion; or

                         (2) who, to its knowledge, was negotiating with Z or the O Business for the supply of services in the course of the carrying on of the Business at any time during the 12 months prior to Completion;

                    (B) solicit or entice away or endeavour to solicit or entice away from the Company on behalf of a competing business any person employed by the Company in an executive, technical, or sales capacity with a view to inducing that person to leave such employment and to act for another employer in the same or a similar capacity in relation to the same field of work.

11.3      Restrictions Separate

          Each of the restrictions set out in sub-clause 11.2.1 is separate and severable and in the event of any such restriction being determined as unenforceable in whole or in part for any reason, such unenforceability shall not affect the enforceability of the remaining restrictions or (in the case of restrictions unenforceable in part) the remainder of that restriction.

11.4      Exclusions

          11.4.1 Nothing in sub-clause 11.2 shall prevent C or P from carrying on any activities permitted by the New Media Services Agreement.

          11.4.2 Nothing in sub-clause 11.2.1(B) shall operate to prevent any member of the P Group from employing or using the services of any person who is or was at any time an employee of any member of the P Group.

          11.4.3 Nothing in sub-clause 11.2.1(B) shall operate to prevent any member of the C Group from employing or using the services of any person who is or was at any time an employee of any member of the C Group.

          11.4.4 Nothing in sub-clause 11.2.1(B) shall operate to prevent any member of the C Group or of the P Group from employing or using the services of any person who responds to general advertising of an employment vacancy not targeted at such person or at employees of the Company's Group.

12.       REPRESENTATIONS AND WARRANTIES

12.1      General

          12.1.1    Each party to this Agreement (or, in the case of sub-clauses
                    12.1.7 and 12.1.8 each of the Shareholders) represents and warrants to each of the other parties that:

          12.1.2    it is duly incorporated;

          12.1.3 it has the power to enter into and to exercise its rights and to perform its obligations under this Agreement;

          12.1.4 it has taken all necessary action to authorise the execution of and the performance of its obligations under this Agreement;

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          12.1.5    the  obligations  expressed  to be  assumed by it under this
                    Agreement are legal, valid, binding and enforceable;

          12.1.6 neither execution nor performance of this Agreement will contravene any provision of:

                    (A)  any existing law, treaty or regulation;

                    (B)  its memorandum or articles of association; or

                    (C) any obligation (contractual or otherwise) which is binding upon it, or upon any of its assets;

          12.1.7 (in the case of each of the Shareholders) neither its execution nor its performance of this Agreement will result in the creation of, or oblige it to create or permit to subsist, an Encumbrance over any of its present or future assets or revenues; and

          12.1.8 (in the case of each of the Shareholders) the Shares to be transferred to and/or subscribed for by it will not, upon or after such transfer and/or subscription, become subject to any Encumbrance.

12.2      Relating to the Company

          P warrants to C that the Company is a wholly owned subsidiary of P and that prior to the execution of this Agreement the Company has not traded and has no assets or liabilities and that prior to Completion the Company will not acquire any assets or incur any liabilities other than as expressly set out in this Agreement.

12.3      Relating to OHL

          P warrants to C that:

          12.3.1    OHL is a wholly owned subsidiary of P;

          12.3.2 prior to the execution of this Agreement the Company has not traded and has no assets or liabilities other than the O Business (with the exception of the O German Shares which are to be transferred pursuant to the terms of this Agreement);

          12.3.3 prior to Completion the Company will not acquire any assets or incur any liabilities other than as expressly set out in this Agreement.

13.       TERMINATION

13.1      Full Termination

          This Agreement shall, notwithstanding Completion, remain in full force and effect as between all the parties until the earliest of:

          13.1.1    the dissolution of the Company; or

          13.1.2    the obtaining of Admission; or

          13.1.3    no Shares being held by the P Group or the C Group; or

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          13.1.4    the agreement of all the parties that it be terminated; or

          13.1.5 the date on which C ceases to hold, directly or indirectly, at least 15 (fifteen) per cent of the Company's issued shares (by reference to the number of shares held and irrespective of nominal value).

13.2      Consequences of Termination

          Termination of this Agreement shall be without prejudice to any accrued rights or obligations of the parties up to the date of termination and the provisions of clauses 11 (Protection of the Business), 14 (Costs and Expenses), 15 (Confidentiality and Announcements), 19 (Miscellaneous Provisions) and 20 (Governing Law, Jurisdiction and Service of Process) shall remain in full force and effect notwithstanding termination.

14.       COSTS AND EXPENSES

          Each party shall bear its own costs and expenses, including the fees and expenses of its legal and other advisers and VAT or any similar tax thereon, incurred in connection with the establishment of the joint venture pursuant to this Agreement including:

          14.1.1 the negotiation, preparation, printing and execution of this Agreement and any other documents referred to in this Agreement or ancillary or incidental to it; and

          14.1.2 the negotiation, preparation, printing and execution of all supplements, waivers and variations of this Agreement or any other such documents as are referred to in sub-clause 14.1.1.

15.       CONFIDENTIALITY AND ANNOUNCEMENTS

15.1      General Restrictions

          Subject to the exceptions provided in sub-clause 15.2, none of the parties shall, at any time, whether before or after the expiry or sooner termination of this Agreement, without the written consent of the other parties, divulge or permit its officers, employees, agents, advisers or contractors to divulge to any person (other than to any respective officers or employees of a party or a person to whom, in each case, disclosure of information is permitted by this Agreement and who require the same to enable them properly to carry out their duties):

          15.1.1    any of the contents of this Agreement;

          15.1.2 any information which it may have or acquire (whether before or after the date of this Agreement) relating to the Business and/or any customers of or suppliers to the Business, or otherwise to the business, assets or affairs of the Company;

          15.1.3 any information which, in consequence of the negotiations relating to this Agreement or of a party being involved in the Business or the Company in any manner whatsoever
                    (including as a Shareholder and as an appointor of a director) or performing or exercising its rights and obligations under this Agreement, any party may have acquired (whether before or after the date of

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                    this  Agreement)  with respect to the  customers,  business, assets or affairs of any other party.

15.2      Exceptions

          The restrictions imposed by sub-clause 15.1 shall not apply to the disclosure of any information by a party (the "disclosing party"):

          15.2.1    which  now  or  hereafter   comes  into  the  public  domain
                    otherwise than as a result of a breach of such undertaking of confidentiality;

          15.2.2 which is required by law to be disclosed to any person who is authorised by law or competent regulatory authority to receive the same or which is required by any governmental or other authority or regulatory body;

          15.2.3 which is required to be disclosed by the regulations of any recognised exchange upon which the share capital of the disclosing party is or is proposed to be from time to time listed or dealt in;

          15.2.4 to a court, arbitrator or administrative tribunal in the course of proceedings before it to which the disclosing party is a party in a case where such disclosure is required by such proceedings;

          15.2.5 to any professional advisers to the disclosing party who are bound to the disclosing party by a duty of confidence which applies to any information disclosed;

          15.2.6    to the other parties to this Agreement; or

          15.2.7    pursuant to the terms of this Agreement.

16.       DISPUTE RESOLUTION

          In the event of a dispute between the parties under this Agreement or under the respective New Media Services Agreement, the provisions of
          Schedule 6 shall apply save where clause 10 applies.

17.       GROUP RELIEF

17.1 Upon notification by P that it requires the surrender of group relief to it or to a member of P's Group the Company agrees to surrender or, in the case of a member of the Company's Group, to procure the surrender by way of group relief under Section 402 of the Taxes Act to P or to any member of P's Group, as P shall direct, losses or other amounts eligible for relief from corporation tax which are eligible for surrender by way of group relief within the provisions of Chapter IV of Part X of the Taxes Act ("Losses"), up to the maximum amount to which P or the member of P's Group is or are entitled as determined by the application of the relevant provisions of Chapter IV of Part X of the Act in return for payment as referred to in clause 17.4 below.

17.2 P may by notice require the Company or a member of the Company's Group to accept (and the Company agrees to so accept or to procure that the member of the Company's Group so accepts) a surrender to it by P or by a member of P's Group by way of group relief under Section 402 of the Taxes Act of losses up to the maximum amount which P or the member of P's Group is entitled to surrender and the Company

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

          or the member of the Company's Group is entitled to accept as determined by the application of the relevant provisions of Chapter IV of Part X of the Act; provided, however, that where there are companies with taxable profits in the Company's Group, these will first be reduced by any losses available for surrender within the Company's Group.

17.3 The Company and P will give (or will procure that there is given) appropriate consents as referred to in Paragraph 70 of Part VIII of
          Schedule 18 to the Finance Act 1998, and otherwise take such action as P shall reasonably request to ensure that the amounts can be and are duly surrendered in accordance with relevant statutory provisions and Inland Revenue practice, in all cases promptly and in any event within relevant time limits.

17.4 As consideration for any surrender of Losses made in accordance with Clauses 17.1 or 17.2, the party accepting the surrender of Losses (the "Claimant") shall pay (or where the Claimant is a member of P's Group or the Company's Group, P or the Company as appropriate shall procure that the Claimant shall so pay), on or before the date (the "Payment Date") on which the tax would otherwise have been payable to the surrendering company a sum equal to the tax which but for the surrender would have been payable by the Claimant; provided, however, that no payment shall be made for group relief or any other relief for any period ending on or before 31 December 1997 other than payments which have already been made or accrued as at 31 December 1996. The amount of any payment shall be reduced by the amount of any surplus Advance Corporation Tax which is generated in the Company's Group as a result of the surrender of losses.

17.5 If the Claimant does not make payment of any amount due under sub-clause 17.4 by the Payment Date it shall also pay (or, if the Claimant is a member of P's Group or the Company's Group, then P or the Company as appropriate shall procure that the Claimant shall pay) to the surrendering company interest (before as well as after any judgement) on the unpaid amount at the interest rate prevailing under
          Section 87A of the Taxes Management Act 1970 during the relevant period in respect of underpaid tax.

17.6 In the event that any payment made under Clause 17.4 above proves to be an overpayment (because the amount of the Losses proves to be lower than the amount assumed to be available at the time the payment is made), the party receiving the overpayment shall (and where the party receiving the overpayment is a member of P's Group or a member of the Company's Group, P or the Company as appropriate shall procure that the party receiving the overpayment shall) refund to the surrendering party the amount of the overpayment, together with interest from the relevant Payment Date on the amount of the overpayment calculated at the interest rate prevailing under Section 87A of the Taxes Management Act 1970 in respect of the period from the date on which the relevant payment was made until the date the overpayment is refunded.

17.7 In the event of any dispute with the Inland Revenue in relation to a surrender or proposed surrender of Losses within the scope of this clause 17 or in respect of any other taxation matters, the Company shall take such steps as may reasonably and properly be requested by P to appeal or compromise the dispute.

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

18.       CONDUCT OF TAX AFFAIRS

18.1 The Company shall at the request of P make any elections or notifications necessary to obtain the benefit of any treaties relating to double taxation or otherwise for the purposes of minimising any withholding taxes in respect of interest or other payments made by or to the Company.

18.2 The Company shall conduct its tax affairs (including, without limitation, the submission of returns and the making of any claims, elections, consents and any other correspondence or matters relating to tax) in accordance with the reasonable and proper requests of P.

19.       MISCELLANEOUS PROVISIONS

19.1      No Partnership

          Nothing in this Agreement or in any document referred to in it shall constitute any of the parties a partner of any other, nor shall the execution, completion and implementation of this Agreement confer on any party any power to bind or impose any obligations to any third parties on any other party or to pledge the credit of any other party.

19.2      Assignment

          None of the parties may assign any of their respective rights or obligations under this Agreement nor any of the documents referred to in this Agreement in whole or in part (except for an assignment of rights (but not obligations) to a person to whom Shares are transferred in accordance in all respects with the provisions and requirements of sub-clause 5.2.5(B) of this Agreement).

19.3      Waiver

          No delay by or omission of any party in exercising any right, power, privilege or remedy under this Agreement shall operate to impair such right, power, privilege or remedy or be construed as a waiver thereof. Any single or partial exercise of any such right, power, privilege or remedy shall not preclude any other or future exercise thereof or the exercise of any other right, power, privilege or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

19.4      Entire Agreement

          19.4.1 This Agreement, together with the Agreed Drafts, represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the parties with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom.

          19.4.2 Each party confirms that, except as provided in this Agreement, no party has relied on any representation or warranty or undertaking which is not contained in this Agreement, or in the Agreed Drafts and, without prejudice to any liability for fraudulent misrepresentation, no party shall be under any liability or shall have any remedy in respect of misrepresentation or untrue statement unless and to the extent that a claim lies under this Agreement.

          19.4.3 No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

19.5      Notices

          19.5.1 Any notice or other communication to be given by one party to another under, or in connection with the matters contemplated by this Agreement shall be addressed to the recipient and sent to the address or facsimile number of such other party given in this Agreement for the purpose and marked for the attention of the person so given or such other address in England or facsimile number and/or marked for such other attention as such other party may from time to time specify by notice given in accordance with this clause to the party giving the relevant notice or communication to it. In the case of each Shareholder, the relevant details as at the date of this Agreement are set out in Schedule 1. In the case of the Company, such details are:

                    Address:                     82 Baker Street
                                                 London
                                                 W1U 6AE

                    Facsimile Number:            020 78303656

                    For the attention of:        the Company Secretary

          19.5.2 Any notice or other communication to be given by any party to any other party under, or in connection with the matters contemplated by this Agreement shall be in writing and shall be given by letter delivered by hand or sent by first class prepaid post (airmail if overseas) or facsimile, and shall be deemed to have been received:

                    (A)  in the case of delivery by hand, when delivered; or

                    (B) in the case of first class prepaid post, on the second day following the day of posting or (if sent airmail from overseas) on the fifth day following the day of posting; or

                    (C) in the case of facsimile, on acknowledgement of the addressee's facsimile receiving equipment (where such acknowledgement occurs before 1700 hours on the day of acknowledgement) and in any other case on the day following the day of acknowledgement.

          19.5.3 Any notice or other communication not received on a Business Day or received after 1700 hours local time on any Business Day in the place of receipt shall be deemed to be received on the next following Business Day.

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

19.6      Counterparts

          This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when executed and delivered shall constitute an original, but all the counterparts shall together constitute but one and the same instrument.

19.7      Variations

          No variation to this Agreement shall be effective unless made in writing and signed by or on behalf of the parties.

19.8      Options

          P and C agree that upon valid exercise of any of the Options, by the party entitled to it as set out under this Agreement, all the other Options will no longer be exercisable.

19.9      Franchises

          19.9.1 P will procure that in relation to the franchise agreements between Z and the franchisees named in Schedule 7, Z shall not give notice to terminate such agreements with effect from a date prior to 1 (one) year after C has ceased to hold, directly or indirectly, at least 15 (fifteen) per cent of the Company's issued shares (by reference to the number of shares held and irrespective of nominal value), except where it is entitled to do so as a result of the breach of the terms of any such agreement by the relevant franchisee or as a result of the Change in Control of any of the franchisees named in Schedule 7.

          19.9.2 If any of the relevant franchise agreements is for a fixed term, such term shall not expire, subject to the consent of the relevant franchisee, before 1 (one) year after C has ceased to hold, directly or indirectly, at least 15 (fifteen) per cent. of the Company's issued shares (by reference to the number of shares held and irrespective of nominal value).

20.       GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS

20.1      English Law

          This Agreement shall be governed by, and construed in accordance with, English law.

20.2      Jurisdiction

          The Courts of England shall have non-exclusive jurisdiction in relation to any claim, dispute or difference concerning this Agreement and any matter arising therefrom.

20.3      Waiver

          Each party irrevocably waives any right that it may have to object to an action being brought in those Courts, to claim that the action has been brought in an inconvenient forum, or to claim that those Courts do not have jurisdiction.

20.4      Other jurisdictions

          The submission to the jurisdiction of the Courts of England shall not limit the right of either party to bring legal proceedings in any other court of competent jurisdiction

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

          including without limitation the courts having jurisdiction by reason of either party's domicile. Legal proceedings by either party in any one or more jurisdictions shall not preclude legal proceedings by it in any other jurisdiction, whether by way of substantive action, provisional relief, enforcement or otherwise.

20.5      Service of documents

          Each party agrees that without preventing any other mode of service, any document in an action (including, but not limited to, a claim form or any other document to be served under the Civil Procedure Rules) may be served on any party by being delivered to or left for that party at its address for service of notices under sub-clause 19.5 and each party undertakes to maintain such an address at all times in the United Kingdom and to notify the other party in advance of any change from time to time of the details of such address in accordance with the manner prescribed for service of notices under clause 19.5.

          IN WITNESS whereof the parties have executed this Agreement on the day and year first hereinbefore mentioned.

SIGNED by MICHAEL BUNGEY
On behalf of Cordiant Communications Group plc    /s/Michael Bungey
in the presence of:                               ------------------------------
/s/



SIGNED by MAURICE LEVY
on behalf of Publicis Groupe SA                   /s/Maurice Levy
in the presence of:                               ------------------------------
Frances Shiner                                    /s/Frances Shiner


SIGNED by MAURICE LEVY
on behalf of Mediavista Limited                   /s/Maurice Levy
in the presence of:                               ------------------------------
Frances Shiner                                    /s/Frances Shiner

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